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                                                                    EXHIBIT 10.4

                 CONSULTING AGREEMENT DATED MAY 15, 1997 BETWEEN
              CHILDTIME LEARNING CENTERS, INC. AND LEONARD C. TYLKA

CONSULTING AGREEMENT (the "Agreement") dated as of May 15, 1997 by and between Childtime Learning Centers, Inc., (the "Company") a Michigan corporation with offices at 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335 and Leonard C. Tylka residing at 1 Glen Court, Monmouth Junction, New Jersey 08852 (the "Executive").

WHEREAS, the Company desires to retain the Executive as a consultant and, therefore, in consideration of the covenants and agreement hereafter set forth, the parties agree as follows:

     1. ENGAGEMENT TERM - This agreement shall continue until terminated by Harold A. Lewis. Such termination shall require sixty (60) days written notice and shall require the written consent of George A. Kellner, provided Mr. Kellner continues to serve as Chairman of the Board of Directors of the Company.

     2. DUTIES - Executive shall, during each fiscal year: (i) Visit not less than thirty (30) Company centers. Such centers to be visited shall be agreed to by George A. Kellner and will be coordinated in advance with Harold A. Lewis. Executive shall provide all members of the Company's Audit Committee and Harold Lewis with a written report of the results of such visit within ten (10) business days of concluding such visits;
          (ii) Review all monthly interim financial reports and have such telephone conferences with George A. Kellner as may be reasonably necessary to discuss Executive's comments and observations, and (iii) Review all drafts of the Company's annual report, 10-K and 10-Q filings, and proxy statement filing made with the Securities and Exchange Commission.

     3. COMPENSATION - Executive shall receive from the Company an annual consulting fee in the amount of $25,000 payable monthly in arrears on the first day of each month (pro-rated for any partial months) plus reasonable and documented out-of-pocket expenses.

     4. CONFIDENTIAL INFORMATION - Executive agrees that he will not commit any act, or in any way assist others to commit any act, which would injure the Company or its business. The Executive acknowledges that all information about the Company or relating to any of its services or any phase of its operations, business or financial affairs which is not a matter of public record ("Confidential Information") is valuable, special and unique to the Company. Accordingly, the Executive will not use any such Confidential Information for his own benefit nor disclose any such Confidential Information to any person, corporation, association or other entity. Confidential Information shall not include any information which is now or may become (i) generally available to the public or (ii) generally known in the industry in which the Company operates.


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     5.   ASSIGNABILITY - This Agreement shall not be assignable by the
          Executive, but it shall be binding upon, and inure to the benefit of his heirs, executors, administrators, and legal representatives. This agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

     6. MISCELLANEOUS - This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     Childtime Learning Centers, Inc.

                                     By: /s/ Harold A. Lewis
                                        --------------------------------
                                        Harold A. Lewis, President


                                     Leonard C. Tylka

                                     By: /s/ Leonard C. Tylka
                                        --------------------------------
                                        Leonard C. Tylka